Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Second Quarter 2008 Results
DALLAS (August 15, 2008) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, reported net income for the six months ended June 30, 2008. TCI reported net income applicable to common shares of $52.6 million or $6.51 per diluted share for the six months ended June 30, 2008. as compared to a net loss applicable to common shares of ($19.6 million) or ($2.49) per diluted share for the same period ended 2007. During the six months ended June 30, 2008. TCI sold 16 apartment complexes. 4 hotels and 2 commercial buildings for a gain on sale of $100.0 million.
In addition, the Company reported net income for the three months ended June 30, 2008. TCI reported a net loss applicable to common shares of ($14.5 million) or ($1.80) per diluted share for the three months ended June 30, 2008. as compared to a net loss applicable to common shares of ($13.1 million) or ($1.66) per diluted share for the same period ended 2007. During the three months ended June 30, 2008. TCI sold one apartment complex, for a gain on sale of $1.9 million.
Management feels that the Company has a solid start to the six months of 2008. The Company is well aware of the challenges that are currently facing the real estate industry. We believe with the quality of the assets we currently own, our experience in acquiring and disposing of properties and the focus we place on the details of our operations, that the Company will reflect overall positive results for 2008.
Comparison of the six months ended June 30, 2008 as compared to the same period ended June 30, 2007
Rental and other property revenues increased by $5.8 million for the six month period ended June 30, 2008 as compared to the same period ended 2007. Our apartment portfolio increased by $6.2 million and our land and other portfolios increased by $600,000, offset by a decrease in our commercial portfolio of $1.0 million.
Property operating expenses increased by $7.1 million for the six months ended June 30, 2008 as compared to the same period ended 2007. Our commercial portfolio increased by $1.6 million. Our apartment portfolio increased by $5.4 million and our land and other portfolio increased by $100,000.
Depreciation increased by $1.6 million for the six month period ended June 30, 2008 as compared to the same period ended 2007. Our apartments increased by $1.4 million and the commercial portfolio increased by $200,000.
General and Administrative expenses decreased by $538,000 for the six months ended June 30, 2008 as compared to the same period ended 2007, as a result of the Company’s efforts to attempt to control overall costs.
The advisory fee to the affiliate increased by $866,000 for the six month period ended June 30, 2008 as compared to the same period ended 2007, due to an increase in our gross net assets.
Mortgage and loan interest expense increased by $3.9 million for the six months ended June 30, 2008 as compared to the same period ended 2007. Our commercial properties increased by $600,000, our apartment portfolio increased by $3.4 million, and our other portfolio increased by $1.0 million, offset by a $1.1 million decrease in our land portfolio.
Management recorded a $7.0 million Bad debt allowance account against various investments within our portfolio.
Gain on land sales was $3.6 million for the six month period ended June 30, 2008, for an average gain of $50,000 per acre.
Equity in income of investee increased by $3.8 million for the six months ended June 30, 2008 as compared to the same period ended 2007, primarily due to our investment income from Income Opportunity Realty Investors, Inc., an affiliated entity.
Income from discontinued operations increased by $52.4 million for the six months ended June 30, 2008 as compared to the same period ended 2007. Discontinued operations relates to 25 apartments, 6 commercial buildings and 4 hotels.

Comparison of the three months ended June 30, 2008 as compared to the same period ended June 30, 2007
Rental and other property revenues increased by $4.3 million for the three months ended June 30, 2008 as compared to the same period ended 2007. Our apartment portfolio increased by $4.0 million and our land portfolio increase by $500,000, offset by decreases in our commercial and other portfolio of $200,000.
Property operating expenses increased by $2.9 million for the three months ended June 30, 2008 as compared to the same period ended June 30, 2007. Our apartment portfolio increased by $3.5 million, offset by $600,000 decrease in other portfolio.
Advisory fees increased by $270,000 for the three months ended June 30, 2008 as compared to the same period ended 2007, due to an increase in revenues.
Interest income decreased by $ 121,000 for the three months ended June 30, 2008 as compared to the same period ended 2007, due to our affiliated paying down the receivable balance.
Mortgage and loan interest expense increased by $1.1 million for the three months ended June 30, 2008 as compared to the same period ended 2007. Our apartment portfolio attributed to $1.0 million. In addition, the land, and other portfolio increased by $200,000, offset by a $100,000 decrease in our commercial portfolio.
Gain on land sales was $2.6 million for the three month period ended June 30, 2008. We sold 66.2 acres of undeveloped land in Texas for an average gain of $41,000 per acre.
Equity in investees decreased by $1.3 million for the three months ended June 30, 2008 as compared to the same period ended 2007. This is primarily due to our investment income (loss) from Income Opportunity Realty Investors, Inc., an affiliated entity.
Net loss from discontinued operations decreased by $1.9 million for the three months ended June 30, 2008 as compared to the same period ended 2007. Discontinued operations relates to 25 apartments, 6 commercial buildings and 4 hotels.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, go to TCI’s web site at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
Revenue:
Rental and other property revenues	$34,692	$30,347	$66,344	$60,579

Expenses:
Property operating expenses	19,938	17,053	40,965	33,881
Depreciation and amortization	5,910	5,937	11,725	10,089
General and administrative	2,272	2,497	4,667	5,205
Advisory fee to affiliate	2,966	2,696	5,962	5,096

Total operating expenses	31,086	28,183	63,319	54,271
Operating income	3,606	2,164	3,025	6,308

Other income (expense):
Interest income	541	662	1,303	1,392
Other income	494	495	796	819
Mortgage and loan interest expense	(16,831)	(15,693)	(34,035)	(30,171)
Provision for allowance on notes receivable and impairment	—	—	(7,000)	—

Total other income (expense)	(15,796)	(14,536)	(38,936)	(27,960)
Loss before gain on land sales, minority interest and equity in earnings (loss) of investee	(12,190)	(12,372)	(35,911)	(21,652)
Gain on land sales	2,580	—	3,855	1,122
Net income fee to affiliate	—	—	—	704
Minority interest	—	(26)	—	4
Equity in income (loss) of investees	(568)	700	4,544	700

Loss from continuing operations before income tax expense	(10,178)	(11,698)	(27,512)	(19,122)
Income tax (benefit) expense	(1,429)	(417)	28,207	(15)

Net Income (loss) from continuing operations	(11,607)	(12,115)	695	(19,137)

Income (loss) from discontinued operations before income taxes	(4,085)	(1,191)	80,590	(42)
Income tax (benefit) expense	1,429	417	(28,207)	15

Net income (loss) from discontinuing operations	(2,656)	(774)	52,383	(27)

Net income (loss)	(14,263)	(12,889)	53,078	(19,164)
Preferred dividend requirement	(239)	(227)	(479)	(455)

Net income (loss) applicable to common shares	$(14,502)	$(13,116)	$52,599	$(19,619)

Earnings Per Share
Basic earnings per share
Net income (loss) from continued operations	(1.47)	(1.57)	0.02	(2.49)
Discontinued operations	(0.33)	(0.09)	6.49	—

Net income (loss) applicable to common shares	$(1.80)	$(1.66)	$6.51	$(2.49)

Diluted earnings per share
Net income (loss) from continued operations	$(1.47)	$(1.57)	$0.02	$(2.49)
Discontinued operations	(0.33)	(009)	6.32	—

Net income (loss) applicable to common shares	$(180)	$(1.66)	$6.51	$(2.49)

Weighted average common shares used in computing earnings per share:
Basic	8,073,659	7,877,365	8,074,571	7,888,008
Diluted	8,073,659	7,877,365	8,074,571	7,888,008

TRANSCONTINENTAL REALTY INVESTORS, INC
CONSOLIDATED BALANCE SHEET
(unaudited)

	June 30,	December 31,
	2008	2007
	(dollars in thousands)
Assets
Real Estate held for investment	$1,409,489	$1,327,913
Less accumulated depreciation	(100,297)	(97,368)

	1,309,192	1,230,545

Real estate held for sale	36,924	69,561
Real estate subject to sales contracts	63,468	64,320

Notes and interest receivable performing	35,097	34,677
Allowance for losses	(1,978)	(1,978)

	33,119	32,699
Cash and cash equivalents	346	11,239
Marketable equity securities, at market value	1,405	13,157
Investment in equity investees	35,379	27,569
Other assets	89,927	72,099

	$1,569,760	$1,521,189

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$1,010,951	$1,007,226
Liabilities related to assets held for sale	34,995	107,847
Liabilities related to assets subject to sales contract	63,264	62,513
Other liabilities	110,331	56,501

	1,219,541	1,234,087

Commitments and contingencies	—	—
Minority Interest	1,692	1,621

Shareholders’ Equity:
Common stock, $.01 par value; 10,000,000 shares authorized; 8,113,669 and 8,113,669 issued and 8,072,767 and 8,078,966 outstanding shares at 2008 and 2007 respectively.	81	81

Preferred stock, series C: $.01 par value; authorized 10,000,000 shares; issued and outstanding 30,000 shares at 2008 and 2007 (liquidation preference $100 per share).	1	1
Paid in capital	282,064	274,733
Treasury stock	(673)	(577)
Retained Earnings	65,849	12,771
Other comprehensive income (loss)	1,205	(1,528)

	348,527	285,481

	$1,569,760	$1,521,189